Exhibit 99.2

News Release

RSP Permian, Inc. Announces Public Offering of Common Stock

Dallas, Texas — October 13, 2016 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced the commencement of an underwritten public offering of 20,000,000 shares of its common stock. The Company has granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of the Company’s common stock. The Company intends to use the net proceeds from this offering to fund a portion of the previously announced acquisition of Silver Hill Energy Partners, LLC and Silver Hill E&P II, LLC (the “Acquisition”). The offering is not conditioned on the consummation of the Acquisition, and if the Acquisition does not occur, the net proceeds will be used for general corporate purposes, which may include funding a portion of the Company’s 2017 capital budget.

Barclays Capital Inc. and RBC Capital Markets, LLC are acting as lead joint book-running managers for the offering.

The offering is made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2015. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, New York, 11717

Telephone: 1 (888) 603-5847

Email: Barclaysprospectus@broadridge.com

RBC Capital Markets, LLC

Attn: Equity Syndicate

200 Vesey Street, 8th Floor

New York, New York 10281-8098

Telephone: 877-822-4089

Email: equityprospectus@rbccm.com

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson, and Ector. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on RSP’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.

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